EXHIBIT 99.1

NEWS RELEASE

Contact:	David Kimichik	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	SVP – Finance	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD PRIME TO BEGIN TRADING ON
NEW YORK STOCK EXCHANGE AS INDEPENDENT COMPANY

Spin-off from Ashford Trust Creates New, High RevPAR Lodging REIT
DALLAS, November 19, 2013 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today the successful completion of its spin-off from Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust”). The Company will begin “regular way” trading as an independent public company on the New York Stock Exchange (“NYSE”) under the ticker symbol “AHP,” starting tomorrow, November 20, 2013.
Ashford Prime has a strong foundation on which to build, with an initial 8-hotel portfolio totaling 3,146 rooms (2,912 owned rooms) and a trailing 12-month RevPAR of $147. The Company also has a purchase option to acquire the Pier House Resort with $292 RevPAR and the Crystal Gateway Marriott with $129 RevPAR from Ashford Trust, as well as a right-of-first-offer on 12 additional high RevPAR hotels in the Ashford Trust portfolio totaling 3,110 rooms. The Company has no debt maturities until 2017, and all debt is non-recourse. Ashford Prime is externally advised by Ashford Hospitality Advisors, a subsidiary of Ashford Trust.
Further, the Company’s external advisory agreement differentiates it from other external advisory agreements in the REIT industry. The agreement’s unique structure is designed to reduce the G&A expense burden by avoiding duplication, and provides for management incentives only in the event of outperformance versus a defined peer group; enabling investors to benefit from the management team’s extensive experience and tenure together.
“Today we celebrate the start of a new publicly-traded company, with the benefits of a proven management team and a high RevPAR, high quality hotel portfolio,” said Monty J. Bennett, Ashford Prime’s Chairman and Chief Executive Officer. “Our management team has one of the best track records in the lodging REIT sector. To us, this as an opportunity to create something extraordinary; an entity with superb, high-quality hotel assets in attractive markets, with a lower leverage profile and a reduced cost of capital, offering a potential for growth and accretion greater than what we had available in the Ashford Trust platform alone.”
Ashford Trust completed the spin-off of Ashford Prime by distributing a pro-rata taxable dividend of Ashford Prime common stock to Ashford Trust stockholders. The distribution was based on a ratio of one share of Ashford Prime common stock for every five shares of Ashford Trust common stock held by stockholders of record as of the close of business of the NYSE on November 8, 2013 (the “Record Date”). Following the spin-off, there are approximately 24.9 million shares of Ashford Prime common stock and partnership units outstanding. This is comprised of approximately 16.1 million shares of Ashford Prime common stock and 8.8 million partnership units, which includes the partnership units issued to Ashford Trust reflecting its 20% ownership in Ashford Prime’s operating partnership. An information statement concerning the details of the spin-off has been mailed to Ashford Trust stockholders. Ashford Trust stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the Ashford Prime spin-off. BofA Merrill Lynch served as financial advisor to Ashford Trust in connection with the spin-off.
Prior to the spin-off, Ashford Trust and Ashford Prime entered into a separation agreement and various other agreements related to the spin-off, as described in the information statement. Please visit the Company’s website at www.ahpreit.com under the Investors section for additional information regarding the spin-off, including links to filings with the U.S. Securities and Exchange Commission (the “SEC”).
In connection with the spin-off, Ashford Prime has entered into a new $150 million secured credit facility with Bank of America, N.A. acting as sole administrative agent. Other participating lenders include Credit Agricole, Credit Suisse, Deutsche Bank, KeyBank, and Morgan Stanley. The new credit facility provides for a three-year term with two, one-year extension options and bears interest at a range of 2.25% - 3.75% over LIBOR, depending on the leverage level of the Company. The new credit facility includes the opportunity to expand the borrowing capacity by up to $150 million to an aggregate size of $300 million.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Ashford Hospitality Prime is a conservatively capitalized real estate investment trust (REIT) focused on investing in high RevPAR full-service and urban select-service hotels and resorts located predominantly in domestic and international gateway markets.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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